Virtus ETF Trust II 485BPOS

Exhibit 99.(i)(15)

1301 Avenue of the Americas, 14th Floor | New York, NY 10019 | 800.248.7971 | Virtus.com

December 22, 2025

Filing Desk

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Re:	Virtus ETF Trust II (the “Trust”)

Post-Effective Amendment No. 101

to Registration Statement

File No. 333-206600

Dear Sir or Madam:

This opinion is furnished in connection with the registration under the Securities Act of 1933, as amended, of shares (the “Shares”) of the above-referenced Trust. In rendering this opinion, I have examined such documents, records and matters of law as deemed necessary for purposes of this opinion. I have assumed the genuineness of all signatures of all parties, the authenticity of all documents submitted as originals, the correctness of all copies and the correctness of all written or oral statements made to me.

Based upon and subject to the foregoing, it is my opinion that the Shares that will be issued by the Trust when sold will be legally issued, fully paid and non-assessable.

My opinion is rendered solely in connection with the Registration Statement on Form N-1A under which the Shares will be registered and may not be relied upon for any other purpose without my written consent. I hereby consent to the use of this opinion as an exhibit to such Registration Statement.

Very truly yours,

/s/ Daphne Chisolm

Daphne Chisolm

Chief Legal Officer and Secretary

Virtus ETF Trust II